JAMESTOWN S'KLALLAM TRIBE

1033 Old Blyn Highway, Sequim, WA  98382     206/683-109    FAX 206/681-4643


                         November 1, 1995

By Certified Mail Return Receipt Request

By Federal Express, Acknowledgment or
Return Receipt Requested

Olympia Gaming Corporation
202 Fremont Street
Las Vegas, NV  89101

Re:  Jamestown S'Klallam Tribe, JKT Gaming, Inc. Agreements

Dear Sirs:

     Pursuant to the notice provisions in that certain Gaming Project Development and Management Agreement, as amended and approved by the National Indian Gaming Commission ("Agreement") between Olympia Gaming Corporation ("Olympia") on the one hand, and Jamestown S'Klallam Tribe ("Tribe") and JKT Gaming, Inc., ("JKT") on the other, you are hereby notified that Olympia is in default under the Agreement as follows:

     1. Olympia has defaulted in the payment of Minimum Guaranteed Payments referenced in Section 9.1 and Section 9.5.3 thereof for the following months:

          June 1995; July 1995; August 1995; and September 1995.

     The total outstanding and unpaid amount of Minimum Guaranteed Payments is:

          $100,000.00

     Demand is made pursuant to Section 15.2 of the Agreement that the unpaid Minimum Guaranteed Payments set forth above be paid in full within five
     (5) business days after receipt of this notice.

2. Notice is further given hereby pursuant to Section 7.11 of the Agreement, Olympia has failed to advance sufficient funds required to pay accounts as due and maintain the operating reserve at $500,000.00.

     Demand is made pursuant to Section 15.2 of the Agreement that sufficient monies be paid from Olympia's own funds to enable all current gaming project expenses to be paid and the Operating Reserve to be maintained at the required funding level. It is estimated that the shortfall required at this time is a minimum of $2,540,000 and although we contend that the shortfall could be as high as approximately $5,390,000 according to our interpretation of the Agreement (as to which our rights are reserved), demand is made for payment of $2,540,000 within five (5) business days after receipt of this notice.

     3. All rights and obligations of the Tribe and JKT are hereby reserved:





Please correct the address for notice for Levine and Associates to:

     Levine & Associates
     2049 Century Park East, Suite 710
     Los Angeles, CA  90067

Sincerely,



W. Ron Allen
Tribal Chairman/Executive Director

cc:  Lane, Powell, Spears and Lubersky
     Tom Grohman
     1420 Fifth Avenue, Suite 4100
     Seattle, WA  98108